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                                                                      EXHIBIT 34

                                                                  CONFORMED COPY

                                POWER OF ATTORNEY

I, Mrs M J Blackden, a holder of shares in Professional Staff Plc, registered number 2459997 ("the Company") hereby appoint any director of the Company from time to time, severally, to be my true and lawful attorney ("Attorney") for me in my capacity as a shareholder of the Company and in my name to sign, seal, execute and deliver any documents necessary to be completed or signed by me as my Attorney shall think proper or desirable in connection with the following:

(a) the offer to be made by way of a Scheme of Arrangement under section 425 of the Companies Act 1985 by or on behalf of Bidco Limited, registered number 4493380 ("Bidco") for the issued and to be issued share capital of the Company other than certain shares owned or controlled by Bidco, Lord Ashcroft, Benjamin Blackden and his immediate family and related trusts and Andrew Dixey ("the Transaction"); and

(b) any other documents necessary or desirable to be completed, signed, executed and delivered in connection with the Transaction or as my Attorney shall think proper, expedient or desirable to be signed, completed or executed and delivered including but not limited to any shareholder resolution, any document required to be executed by me in connection with the withdrawal of my holding of shares in the Company from the ADS programme, an irrevocable undertaking and an undertaking to be bound by the Scheme of Arrangement, and to do anything whatsoever in connection with the Transaction as fully and effectively as I could do personally if this Power of Attorney had not been made.

I hereby undertake to ratify whatever my Attorney shall do or cause to be done hereunder and to indemnify my Attorney and keep my Attorney indemnified against all claims, costs and expenses which my Attorney may suffer as a result thereof.

This Power of Attorney may be revoked at any time by notice in writing signed by me addressed to the Company Secretary and handed to him or sent to or delivered at the registered office of the Company at Buckland House, Waterside Drive, Langley Business Park, Slough, Berkshire SL3 6EZ and shall, if not previously revoked, cease to have effect six calendar months after the date on which it is signed.

This Power of Attorney is governed by and is to be construed in accordance with the laws of England and Wales and the appropriate court of law in England is to have non-exclusive jurisdiction in relation to all matters, claims and disputes arising out of or in connection with this Power of Attorney.

Dated   12 March        2003

Executed as a deed by   )               Mary J Blackden
M J Blackden            )
in the presence of:     )

Witness:        Miss MC Fournier

Address:        69 Parkway, Welwyn Garden City, AL8 6JG

Occupation:     Teacher